Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Philip P. Phillips
President and Chief Executive Officer
(410) 420-9600

MB BANCORP, INC.

TO INITIATE STOCK REPURCHASE PROGRAM

November 15, 2016, Forest Hill, Maryland — MB Bancorp, Inc., (the Company) (OTCBB: MBCQ), the holding company for Madison Bank of Maryland, announced today that it has authorized a stock repurchase program to acquire up to 95,220 shares, or 5%, of the Company’s outstanding common stock. Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. Repurchases will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company. The Company’s repurchase program will terminate upon the completion of the purchase of 95,220 shares or on May 15, 2017 if not all shares have been purchased by that date.

Madison Bank of Maryland is a community-oriented financial institution, dedicated to serving the financial service needs of customers within its market area, which consists of Baltimore and Harford Counties in Maryland. We offer a variety of deposit products and provide loans secured by real estate located in our market area. Our real estate loans consist primarily of residential mortgage loans, as well as non-residential real estate loans, construction and land loans and home equity lines of credit. We currently operate out of our corporate headquarters and main office at 1920 Rock Spring Road, Forest Hill, Maryland 21050 and have two full-service branch offices located in Aberdeen and Perry Hall, Maryland. Additional information can be obtained at (www.mbofmd.com) or 410-420-9600.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.  Accordingly, actual results may differ from those expressed in the forward-looking statements.